Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER AND FISCAL 2008 RESULTS

Fourth quarter net income increased 20.0% to $10.1 million

Fiscal 2008 net income increased 22.3% to $17.4 million

Fiscal 2009 earnings guidance of approximately $1.30 per share

SAVANNAH, GA (March 25, 2009) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the fourth quarter and fiscal year ended January 31, 2009.

Financial Highlights – Fourth quarter ended January 31, 2009

Total sales in the fourth quarter ended January 31, 2009 increased 8.9% to $146.6 million compared with $134.6 million in the quarter ended February 2, 2008.  Comparable store sales decreased 1.9% in the fourth quarter.

Net income in the fourth quarter of 2008 increased 20.0% to $10.1 million compared with $8.4 million in last year’s fourth quarter.  Earnings per diluted share increased to $0.70 in the fourth quarter of 2008 compared with $0.59 in the fourth quarter of 2007.  Strong control of inventory levels resulted in a significant reduction in merchandise markdowns in this year’s fourth quarter, more than offsetting the negative comparable store sales.

The Company opened 16 stores in the fourth quarter of 2008, reaching a total store count of 357 at the end of the year.

Financial Highlights – Fiscal year ended January 31, 2009

Total sales in the fiscal year ended January 31, 2009 increased 11.6% to $488.2 million compared with $437.5 million in fiscal 2007.  Comparable store sales were flat for the full year.

Net income increased 22.3% to $17.4 million in 2008 compared with $14.2 million in 2007.  Earnings per diluted share increased to $1.22 in 2008 compared with $1.00 in the prior year.

The Company opened 39 stores, relocated or expanded 9 others, and closed 1 store in fiscal 2008.

Fiscal 2009 Outlook

The Company estimates 2009 earnings of approximately $1.30 per diluted share.  This guidance includes an anticipated 2009 comparable store sales increase of approximately 3%.  For the year, the Company expects to increase selling square footage by at least 15%.  Tax-free interest income is expected to decline based on existing market rates.

The Company reminds investors of the complexity of accurately assessing future results given the difficulty in predicting fashion trends, consumer preferences and general economic conditions and the impact of other business variables.  See “Forward-Looking Statements” below for more information regarding these uncertainties.

104 Coleman Blvd., Savannah, Ga 31408 • (912) 236-1561 • Fax (912) 443-3674

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 5:00 p.m. ET.  The number to call for the live interactive teleconference is (303) 228-2960.  A replay of the conference call will be available until April 1, 2009, by dialing (303) 590-3000 and entering the passcode, 11124062#.  The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm, beginning today at 5:00 p.m. ET.  The online replay will follow shortly after the call and continue until April 1, 2009.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company currently operates 361 stores located in 22 states in the Southeast, Mid-Atlantic and Midwest regions and the state of Texas.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s year-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chairman and Chief Executive Officer
	(912) 443-2075	(912) 443-3705

-END-

CITI TRENDS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	January 31, 2009	February 2, 2008
	(unaudited)	(unaudited)
Net sales	$146,603	$134,571
Cost of sales	90,695	87,145
Gross profit	55,908	47,426
Selling, general and administrative expenses	37,409	32,892
Depreciation and amortization	4,346	3,488
Income from operations	14,153	11,046
Interest income	280	680
Interest expense	(51)	(97)
Income before income tax expense	14,382	11,629
Income tax expense	4,326	3,251
Net income	$10,056	$8,378

Basic net income per common share	$0.71	$0.60
Diluted net income per common share	$0.70	$0.59

Weighted average number of shares outstanding
Basic	14,241	14,034
Diluted	14,290	14,188

CITI TRENDS, INC.
CONDENSED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share data)

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	January 31, 2009	February 2, 2008
	(unaudited)	(unaudited)
Net sales	$488,202	$437,515
Cost of sales	301,867	278,783
Gross profit	186,335	158,732
Selling, general and administrative expenses	147,009	127,470
Depreciation and amortization	16,261	12,583
Income from operations	23,065	18,679
Interest income	2,495	2,383
Interest expense	(307)	(469)
Income before income tax expense	25,253	20,593
Income tax expense	7,870	6,379
Net income	$17,383	$14,214

Basic net income per common share	$1.23	$1.02
Diluted net income per common share	$1.22	$1.00

Weighted average number of shares outstanding
Basic	14,131	13,946
Diluted	14,269	14,223

CITI TRENDS, INC.

CONDENSED BALANCE SHEETS

(unaudited)

(in thousands)

	January 31, 2009	February 2, 2008
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$33,516	$6,203
Investment securities - current	—	56,165
Inventory	86,259	82,420
Other current assets	14,072	8,726
Property and equipment, net	58,861	52,207
Investment securities - noncurrent	43,825	—
Other noncurrent assets	4,256	4,456
Total assets	$240,789	$210,177

Liabilities and Stockholders’ Equity:
Accounts payable	$52,295	$43,566
Accrued liabilities	18,992	17,089
Other current liabilities	2,649	3,370
Noncurrent liabilities	8,646	8,005
Total liabilities	82,582	72,030

Total stockholders’ equity	158,207	138,147
Total liabilities and stockholders’ equity	$240,789	$210,177